Exhibit 99.1

BG Medicine Reports 2014 Fourth Quarter and Year End Financial Results

Net Loss Reduced by 49% and Operating Cash Burn Cut by 47% From 2013

First Automated Galectin-3 Testing Expected to Launch in U.S. in Mid-2015

Waltham, Mass., March 31, 2015 – BG Medicine, Inc. (NASDAQ: BGMD), the developer of the BGM Galectin-3® Test, today reported financial results for the three months and year ended December 31, 2014.

Full Year 2014 Results

The Company reported net loss for the full year of $8.1 million, a 49% improvement from the $15.8 million net loss reported in 2013, on total revenues of $2.8 million versus total revenues of $4.1 million in 2013. Operating expenses for 2014 declined by 46% from the prior year. Net loss per share at year end of 2014 was $0.25 as compared to $0.58 in 2013. Operating cash burn decreased by $7.1 million, a 47% decrease, to $8.2 million compared to $15.3 million in 2013.

“In 2014, we continued to build the case for galectin-3 while managing our operating expenses aggressively and reducing our operating cash burn,” said Paul R. Sohmer, M.D., President and Chief Executive Officer of BG Medicine.

2014 Highlights

•	In December 2014, Abbott received U.S. FDA clearance for its ARCHITECT galectin-3 assay, the first automated method for galectin-3 testing to receive regulatory clearance in the United States, which we expect will be launched in mid-2015.

•	19 full-length and original articles were published in which galectin-3 levels were measured in clinical research studies with our BGM Galectin-3 Test or the galectin-3 tests of our automated partners. These clinical studies explored the association of galectin-3 levels with adverse events associated with both systolic and diastolic heart failure, including hospitalization and re-hospitalization, device and drug interventions, cardiac remodeling and associated complications of fibrosis such as atrial fibrillation, and heart failure related end-organ disorders such as renal insufficiency and renal failure.

•	56 oral and poster presentations relating to the utility of galectin-3 testing in heart failure and related disorders were delivered at U.S. and international meetings.

•	In March 2014, the U.S. Patent and Trademark Office issued BG Medicine a patent relating to the prediction of responsiveness to cardiac resynchronization therapy by the measurement of galectin-3 levels in blood. The results of a clinical research study published in 2014 provided clinical research evidence of the potential utility of the application described by this newly issued patent.

•	Interest in galectin-3 as a therapeutic target heightened as clinical trials of galectin-3 inhibitors were initiated by several independent pharmaceutical companies developing therapies for diseases that are associated with galectin-3 and fibrosis.

4th Quarter 2014 Results

The Company reported net loss for the fourth quarter of 2014 of $1.3 million, a 32% improvement from the $1.9 million net loss reported in the fourth quarter of 2013, on total revenues of $554,000 versus total revenues of $1.1 million in 2013. The decrease in total revenues reflected a $330,000 decrease in product revenues and a $265,000 decrease in service revenues from the prior year quarter. The decrease in product revenues resulted from a $188,000 decline in orders from our largest clinical laboratory customer and a $143,000 decline in purchases relating to independent research studies. The reduction in service revenues resulted from the planned completion of the High Risk Plaque initiative in 2013 and our decision to close our research facilities in 2013 as part of our initiative to streamline the operations of the Company.

Operating expenses for the fourth quarter of 2014 declined by 37% or $927,000, from the prior year quarter. This net reduction in operating expenses resulted from an increase in research and development-related expense of $344,000 offset by a decrease in sales and marketing expense of $690,000, and a decrease of $581,000 in general and administrative expense. Net loss per share for the fourth quarter of 2014 was $0.04 as compared to $0.06 in 2013. Operating cash burn for the fourth quarter 2014 decreased by $1.4 million, a 57% decrease, to $1.1 million compared to an operating cash burn of $2.5 million in 2013.

Outlook for 2015

“FDA clearance of the first automated assay for galectin-3 represents a significant commercial milestone for BG Medicine,” Dr. Sohmer continued. “Our commercial strategy will increasingly rely on the success of our automated partners to commercialize automated testing for galectin-3.”

“We anticipate that beginning in the second half of 2015 our growth in revenues will depend on the timing and extent to which our automated partners are successful in gaining adoption of their automated tests for galectin-3. Concurrently, we will continue to manage aggressively our operating expenses and cash burn. We also expect that we will require additional capital in the near future to continue our operations and grow our business.”

Conference Call and Web Cast

The Company will host a conference call and webcast today, March 31, 2015, beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com. The BG Medicine Inc. logo is available for download at http://www.globenewswire.com/NewsRoom/Attachment/10352.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements made by Dr. Sohmer in the section captioned “Outlook for 2015”. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our cash position; our ability to raise sufficient capital immediately to continue our operations and grow our business; our ability to continue as a going concern; our history of operating losses; the ability of our automated partners to successfully develop, market, commercialize and achieve widespread market penetration for their automated galectin-3 tests; our estimates of future performance, including the expected timing of the launch of automated galectin-3 tests by our automated partners; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; our ability to obtain regulatory clearance or approval for any of our products; our ability to maintain royalty rates from our automated partners to generate sufficient profit margins; our ability to provide sufficient evidence of clinical utility for our galectin-3 test and to differentiate it from competing cardiovascular diagnostics tests; our ability to successfully market, commercialize and achieve widespread market penetration for our cardiovascular diagnostic tests; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our ability to successfully obtain sufficient supplies of samples for our biomarker discovery and development efforts; our ability to identify and contract with laboratories who can support the needs of our biomarker discovery and development efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to retain qualified personnel; the limited public float and trading volume for our common stock and volatility in our stock price; our ability to regain and maintain compliance with the continued listing requirements of The NASDAQ Capital Market; and other factors discussed in the Company’s most recent Annual Report on Form 10-K as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission or otherwise made public. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Consolidated Statements of Operations

	Three Months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
	(in thousands, except share and per share data)
	(unaudited)
Revenues:
Product revenues	$554	$884	$2,787	$3,683
Service revenues	—	265	—	390

Total revenues	554	1,149	2,787	4,073

Costs and operating expenses (1):
Product costs	192	293	956	1,247
Service costs	—	17	—	142
Research and development	538	194	2,393	3,735
Selling and marketing	224	914	2,293	6,193
General and administrative	811	1,392	4,507	7,130

Total costs and operating expenses	1,765	2,810	10,149	18,447

Loss from operations	(1,211)	(1,661)	(7,362)	(14,374)
Non-cash consideration associated with stock purchase agreement	—	—	—	(329)
Interest income	—	2	2	15
Interest expense	(130)	(275)	(728)	(1,168)
Other income (expense)	22	(1)	24	7

Net loss	(1,319)	(1,935)	(8,064)	(15,849)
Net loss per share – basic and diluted	$(0.04)	$(0.06)	$(0.25)	$(0.58)

Weighted-average common shares outstanding used in computing per share amounts – basic and diluted	34,453,180	27,927,553	32,703,220	27,212,837

(1)	Included in operating expenses for the three months ended December 31, 2014 were non-cash charges of $213,000, including $182,000 of stock-based compensation expense and $31,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2013 of $358,000, including $247,000 of stock-based compensation expense and $34,000 of depreciation and amortization expenses.

Included in operating expenses for the full year ended December 31, 2014 were non-cash charges of $802,000, including $671,000 of stock-based compensation expense and $131,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2013 of $1.8 million, including $1.2 million of stock-based compensation expense, $105,000 of impairment of intangible asset, $329,000 consideration associated with stock purchase agreement and $165,000 of depreciation and amortization expenses.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	As of December 31,
	2014	2013
	(in thousands) (unaudited)
Assets
Current assets
Cash	$4,123	$7,751
Accounts receivable	174	319
Inventory	400	459
Prepaid expenses and other current assets	154	306

Total current assets	4,851	8,835
Property and equipment, net	117	192
Intangible assets, net	135	192
Deposits and other assets	126	134

Total assets	$5,229	$9,353

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Term loan, current portion	2,960	4,353
Accounts payable	695	965
Accrued expenses	906	1,993
Other current liabilities	18	39

Total current liabilities	4,579	7,350
Term loan, net of current portion	—	2,961
Other liabilities	93	111

Total liabilities	4,672	10,422
Stockholders’ (deficit) equity	557	(1,069)

Total liabilities and stockholders’ (deficit) equity	$5,229	$9,353

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

	Full Year Ended December 31,
	2014	2013
	(in thousands) (unaudited)
Net cash flows from operating activities	(8,167)	(15,288)
Net cash flows from investing activities	—	(32)
Net cash flows from financing activities (1)	4,539	10,285

Net (decrease) increase in cash and cash equivalents	(3,628)	(5,035)
Cash and cash equivalents, beginning of year	7,751	12,786

Cash and cash equivalents, end of year	$4,123	$7,751

(1)	For the full year ended December 31, 2014, cash flows provided by financing activities include proceeds from the $9.2 million public offering. For the full year ended December 31, 2013, cash flows provided by financing activities include proceeds from the $13.1 million term loan.

Contact:

Stephen Hall, EVP & Chief Financial Officer

(781) 890-1199